UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) January 20, 2017

AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (210) 821-4105

__________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

For the quarter ended December 31, 2016, we expect to record a noncash, pre-tax loss of approximately $1.0 billion related to the annual remeasurement of pension and postemployment benefit plans. At December 31, 2016, we decreased our assumed discount rates used to measure our pension obligation to 4.4% from 4.6%, and to 4.3% from 4.5% for our postretirement obligation generating a loss of approximately $3.0 billion. The loss was substantially offset by gains related to better than assumed claims experience, slightly higher than expected asset returns, demographic changes and mortality and other assumption changes. Actuarial gains and losses are managed on a total company basis and are, accordingly, reflected only in consolidated results. This loss will not affect segment operating results or margins and will be included as an adjusting item in our fourth-quarter results.

We plan to report subscriber net adds in the fourth quarter of 2016, primarily attributable to:
•	More than 900,000 branded net adds of domestic wireless subscribers (approximately 500,000 postpaid and 400,000 prepaid), with branded phone net adds of more than 330,000.

Our fourth-quarter 2016 results include approximately 700,000 of 2G deactivations, about 50,000 of which were postpaid. At December 31, 2016, we had approximately 2.3 million remaining total 2G subscribers and non-voice phone connections, of which about 100,000 were postpaid. We have discontinued service on virtually all of our 2G cell sites.

•	More than 1.2 million wireless net adds in Mexico.

•	More than 200,000 video net adds, entirely driven by DIRECTV NOW. This includes only paying customers.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results may differ materially. A discussion of factors that may affect future results is contained in AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: January 20, 2017	By: /s/ Debra L. Dial . Debra L. Dial Senior Vice President and Controller